EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and to incorporation by reference therein of our report dated April 1, 2013, with respect to the consolidated financial statements of United Development Funding IV as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, included in United Development Funding IV’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013.

/s/Whitley Penn LLP
Dallas, Texas
April 18, 2013